Exhibit 99.

                              (MIDWAY AIRLINES LOGO)

FOR IMMEDIATE RELEASE                                          Media Contact:
                                                              Steven Westberg
                                                 Executive Vice President and
                                                              General Manager
                                                               (919) 595-6011

                     MIDWAY AIRLINES REPORTS JANUARY TRAFFIC


         RALEIGH-DURHAM, N.C. - February 11, 2000 - Midway Airlines Corporation (Nasdaq: MDWY) (www.MidwayAir.com) today announced a January load factor of 58.6%, an increase of 0.6 percentage points over January 1999. January passenger traffic increased 8.2 percent year-over-year to 75.5 million revenue passenger miles, while available seat miles increased 7.0 percent to 128.7 million. The number of passengers carried increased 6.9 percent to 149 thousand.
         " While the load factor was a record for a January, it came on top of an extremely difficult month," said Steven Westberg, Midway's Executive Vice President and General Manager. "Several winter storms impacted our Raleigh-Durham operations, the worst of which was a record 20 inch snowfall that closed the airport for three days. As a result, we were forced to cancel roughly 15 percent of our flights. The impact on Midway's financial results has not yet been analyzed in detail, but the revenue loss is in the area of $4 million."
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         Looking forward, Midway's February schedule includes new service from
Raleigh/Durham to Rochester, NY, and increased flight frequencies from Raleigh-Durham to Atlanta, Orlando, Philadelphia, Hartford, Columbus, Newburgh, NY, Charleston, SC, and Myrtle Beach, SC. As a full-service carrier, Midway and its commuter partner operate 232 daily non-stop flights between its hub at Raleigh-Durham International Airport and 25 destinations in 15 states. The Company flies one of the youngest all-jet fleets in the world, with an average age of 2.3 years.


                                   January 2000   January 1999     Variance
                                   ------------   ------------     --------

Available Seat Miles (millions)       128.7          120.3           7.0%
Revenue Passenger Miles (millions)     75.5           69.8           8.2%
Load Factor                           58.7%          58.0%        0.7 points
Onboard Passengers (thousands)        148.6          139.0           6.9%

         The comments made in this release regarding first quarter financial results are "forward-looking statements." Such statements involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. A discussion of such risks and uncertainties is provided in the Company's 1998 report on form 10K.


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